Exhibit 99.1

Industrial Services of America, Inc.
Announces Share Purchase

LOUISVILLE, KY (November 4, 2013) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced that Harry Kletter, the Company’s largest shareholder, has purchased 125,000 shares of the Company’s common stock from an affiliate of Blue Equity, LLC (“Blue Equity”).

On July 22, 2013, Blue Equity terminated the Management Services Agreement (“MSA”) between the Company and Blue Equity following the Company’s annual meeting of shareholders in July at which the shareholders failed to ratify the Company’s issuance of options to purchase 1,500,000 shares to Blue Equity. In connection with its termination of the Management Services Agreement, Blue Equity stated it was exercising its right to require the Company to repurchase the 125,000 shares that Blue Equity’s affiliate had previously purchased from the Company at a price of $4.00 per share in connection with the MSA.

On November 1, 2013, Mr. Kletter purchased from Blue Equity’s affiliate the 125,000 shares at a price of $4.00 per share, raising his beneficial ownership in the Company to 27.7%. In connection with this transaction, Blue Equity and the Company have released each other from any further obligations with respect to the repurchase requirement.

The closing price per share of the Company’s Common Stock on the NASDAQ Capital Market on October 31, 2013, was $2.31.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact: Alan Schroering, Vice President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.